Exhibit 99.1

Brooke Franchise Corporation Announces Selected September Results

OVERLAND PARK, Kan., Oct. 12 /PRNewswire-FirstCall/ -- Shawn Lowry, president and chief executive officer of Brooke Franchise Corporation, a subsidiary of Brooke Corporation (Nasdaq: BXXX), announced selected September 2006 results.

Lowry announced that Brooke Franchise Corporation assisted franchisees in the start up and acquisition of businesses in September in the states of California, Georgia, Kansas, Texas, Missouri, North Carolina, Ohio, Washington and Wisconsin. Brooke Franchise Corporation added 18 start up franchise locations and two conversion franchise locations in September, and received approximately $3,776,000 in fees, consisting of $3,270,000 in initial franchise fees for basic services, $200,000 for initial fees from buyers assistance programs and $306,000 in other associated fees.

Additionally, Lowry announced Brooke Franchise Corporation received profit-sharing commissions totaling approximately $90,000 from insurance companies in September 2006. Lowry noted Brooke Franchise typically receives a majority of its profit-sharing commissions during the first quarter of its fiscal year.

Lowry also announced a decrease in combined same-store sales for seasoned converted franchises and start up franchises of approximately 2.9 percent for the 12 months ending Sept. 30, 2006, and a corresponding median growth rate of negative 2.1 percent. Same-store sales calculations exclude profit-sharing commissions.

Brooke Brokerage Corporation, which provides consulting services unrelated to the franchise business, did not receive any non-franchise related consulting fees during September 2006.

About our company. . . Brooke Franchise Corporation is a subsidiary of Brooke Corporation (Nasdaq: BXXX) that distributes insurance and related services through a network of more than 650 franchise locations. The Brooke organization was founded on the belief that local business owners distribute insurance and related services more efficiently than others if supported by a franchise system.

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This press release contains forward-looking statements. All forward- looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company’s products and services, the impact of competitive products and pricing, the dependence on third-party suppliers and their pricing, its ability to meet product demand, the availability of funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by Brooke Corporation with the Securities and Exchange Commission. A more complete description of Brooke’s business is provided in Brooke Corporation’s most recent annual, quarterly and current reports, which are available from Brooke Corporation without charge or at http://www.sec.gov .

SOURCE  Brooke Corporation
          -0-                                        10/12/2006
          /CONTACT: Anita Larson of Brooke Corporation, larsa@brookecorp.com, +1-913-661-0123/
          /Web site:  http://www.brookecorp.com
                            http://brookecorp.mediaroom.com /